AMENDMENT NO. 2
TO
LINE OF CREDIT AGREEMENT

This Amendment No. 2 (the “Amendment”)is made as of September 23, 2008, by and between Biophan Technologies, Inc., a Nevada corporation (the "Borrower") and
Biomed Solutions, LLC, a New York limited liability company (the "Lender").

Whereas the Borrower and the Lender are parties to a certain Line of
Credit Agreement dated as of January 24, 2006, and amended on October 11, 2006 (as amended, the "Agreement"), pursuant to which the Lender agreed to lend to the Borrower an amount of up to $5,000,000 (the "Line of Credit");

Whereas, the Borrower issued to the Lender a Convertible Promissory Note in the original principal amount of $5,000,000 (the "Note") to evidence advances made to the Borrower’s under the Agreement;

Whereas, the Borrower entered into a Securities Purchase Agreement dated as of the date hereof October 11, 2006, which was amended on October 3, 2007 (as amended, the "SPA") among the Borrower and the Purchasers named therein (the "Purchasers"), pursuant to which the Purchasers extended credit to the Borrower;

Whereas, as a condition to the SPA, the Purchasers requested certain amendments to the Agreement that were made in the October 11th Amendment of the Agreement; and

Whereas, there are certain intercompany billings due and owing from Lender to Borrower for services provided by the Borrower for the benefit of the Lender in the amount of $78,480.10 (the “Billings”);

Whereas, the Lender and the Borrower have determined that it is in their mutual best interests to extend the maturity date for repayment of the Line of Credit, and the Note evidencing advances in respect thereof;

Now, therefore, in consideration of ten dollars ($10.00), the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrower and the Lender hereby agree as follows:

1. Provided that Borrower is not contractually prohibited by the SPA or the terms of the ancillary agreements executed in connection therewith, the Billings shall be allowed in full as a credit against, and repayment of, the Line of Credit and principal balance of the Note. However, if Borrower remains contractually prohibited by the SPA or the terms of the ancillary agreements executed in connection therewith from making payments on account of the Line of Credit and/or the Note, then the terms of the October 11th Amendment shall remain in effect and unmodified by this Amendment.

2. Provided that Borrower is not contractually prohibited by the SPA or the terms of the ancillary agreements executed in connection therewith, all future intercompany billings due and owing from Lender to Borrower for services provided by the Borrower for the benefit of the Lender shall be allowed in full as a credit against, and repayment of, the Line of Credit and principal balance of the Note. However, if Borrower remains contractually prohibited by the SPA or the terms of the ancillary agreements executed in connection therewith from making payments on account of the Line of Credit and/or the Note, then the terms of the October 11th Amendment shall remain in effect and unmodified by this Amendment.

3. At such time as Borrower no longer is prohibited by the holders of its senior secured notes from making payments on account of the Line of Credit, Borrower promptly will begin making monthly payments to Lender on account of the Line of Credit and the principal balance of (and accrued interest under) the Note, on the first day of each month, in the amount of $15,000 (the “Monthly Payments”), to be applied to principal and accrued interest on a pro rata basis.

4. Interest on the unpaid principal balance of the Note will continue to accrue at the rate of 8% per annum until the principal amount of the Note is repaid in full.

5. The term of repayment of the Line of Credit and the Note will be extended for a period of three years, commencing on December 31, 2009.

6. If Borrower secures new financing in an amount that exceeds $5 million, and Borrower is not then contractually prohibited (by the terms of such financing or otherwise) from making payments on account of the Line of Credit, then Borrower shall commence or continue the Monthly Payments, as the case may be, and shall increase the amount of the Monthly Payments from $15,000 per month to $20,000 per month and, additionally, shall repay ratably over three months following the closing (and funding) of such financing all accrued but unpaid interest under the Line of Credit and the Note.

7. Except as expressly amended hereby, the Agreement and the Note shall remain full force and effect without any other alteration or change.

    In witness whereof, the parties have executed this Amendment as of the date first above written.

BIOMED SOLUTIONS, LLC	BIOPHAN TECHNOLOGIES, INC.

By: /s/ Michael L. Weiner	By: /s/ Margaret V. Russell
Michael L. Weiner, Manager	Margaret V. Russell, Chief Financial Officer